CZECH REPUBLIC WILL PAY IMMEDIATELY IF STOCKHOLM COURT UPHOLDS TRIBUNAL'S AWARD

- Czech Republic to pay more than $354,656,000 into Escrow -

Hamilton, Bermuda - March 31, 2003 - Central European Media Enterprises Ltd. (CME) (NASDAQ:CETV) today announced that CME and the Czech Republic have reached an agreement with regard to the Tribunal's Final Award and further proceedings by the parties. The Czech Republic will deposit the full amount of the Final Award plus interest in an escrow account.

An International Arbitration Tribunal issued a Final Award in favor of CME in its proceedings against the Czech Republic on March 14, 2003. CME was awarded $269,814,000 which together with $1,007,749.81 of costs from the Partial Final Award of September 13, 2001 plus interest at 10% calculated from February 23, 2000 on the Final Award, and from September 14, 2001 on costs and interest totaled $354,656,752 as of today.

The Czech Republic has brought a Collateral Challenge in the Stockholm Courts (the "Svea" court in Stockholm, Sweden) to the Partial Final Award issued September 13, 2001. A decision is expected from the Svea court of Stockholm, Sweden before the end of the second quarter 2003.

The key points of the agreement are:

    The Czech Republic will pay into an interest bearing escrow account in a leading bank in Sweden the full amount of the award, plus interest at 10% ($74,197.74 per day) up to the date of their payment. This payment will be made by the Czech Republic not later than April 28, 2003. If made on that date the payment will be $356,734,288.

    If the Czech Republic does not fund the escrow account by April 28, 2003 the Czech Republic agrees that the amount owed to CME will increase by $20,000,000.

    The money will be paid to CME by the escrow agent within two business days if the Svea court upholds the Partial Final Award in CME's favor.

    The money will be returned to the Czech Republic if the Svea court rules in the Czech Republic's favor and does not uphold the Partial Final Award.

    In the event that the Svea court grants either party leave to appeal the Svea court's decision to the Supreme Court of Sweden, the money will be paid out to the prevailing party as described above, however, the other party would retain its rights to pursue any right of appeal so granted.

    The Czech Republic will file a collateral challenge to the Final Award which shall be limited to a claim that if the Partial Final Award is annulled by the Svea court the Final Award must also be annulled. This challenge of the Final Award is to be withdrawn if the Svea court rules in CME's favor and upholds the Partial Final Award.

    CME will not attempt to enforce or collect the Final Award until the Svea court rules on the current collateral challenge brought by the Czech Republic in the Svea court in Sweden. CME will agree to a court order to this effect.

    The Czech Republic may present CME with proposals to substitute forms of non cash consideration for all or part of the amount to be paid to CME. CME has agreed to consider such proposals but has no obligation to accept any such proposal and has unlimited discretion as to whether or not to do so.

Commenting on today's announcement, Fred Klinkhammer, Vice-Chairman and CEO of CME, said: "This agreement means that CME will be paid in full including all accrued interest if the Svea court rules in CME's favor with regard to the current challenge of the Partial Final Award. In addition, the Czech Republic and CME can avoid the costly delays of collection proceedings in other countries. It also suggests that the Czech Republic is prepared to honor their obligations as a member of the international community."

"Although there can never be certainty about any future court decision, CME and its lawyers have now seen all of the evidence and heard all of the witnesses before the Svea court and everything we have heard and seen supports our belief that the collateral challenge currently before the Svea court in Stockholm merely delays the inevitable," said Fred Klinkhammer Vice-Chairman and CEO of CME.

As described in CME's 10K the Dutch tax authorities have taken the view that the entire award is taxable. CME has been advised and believes that only the interest that accrues after the award date is taxable. CME and the Dutch tax authorities have agreed to mutually submit an agreed set of facts to a Dutch court for a ruling on this matter. CME has agreed to treat 35% of the amount that it collects from the Czech Republic as restricted cash until the matter is resolved by the courts or by mutual agreement with the Dutch Tax authorities. Even if some portion or all of the award is determined by the Dutch court to be taxable certain losses from prior years may significantly reduce the total amount to be paid.

This press release contains forward-looking statements, including statements regarding the timing and possible outcome of the Svea court proceedings in Stockholm as well as the funding by the Czech Republic of the escrow account and the impact of Dutch tax. For these statements and all other forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, affecting the financial position, results of operations and cash flows of the Company, could differ materially from those described in or contemplated by the forward-looking statements.

This press release should be read in conjunction with the Central European Media Enterprises Ltd. Form 10-K for the year ending 31st December 2002. , The Company's Form 10-K are available at www.sec.gov.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations in four countries reaching an aggregate of approximately 71 million people. The Company's television stations are located in Romania (PRO TV, Acasa), Slovenia (POP TV, Kanal A), Slovakia (Markiza TV) and Ukraine (Studio 1+1). CME is traded on the NASDAQ under the ticker symbol "CETV".

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For additional information contact:

United States:	Czech Republic:	United Kingdom:
Michael Smargiassi (Investors) Alison Bowman (Press) Brainerd Communicators, Inc. +212-986-6667	Michal Donath +420-602-222-128	Gerry Buckland (Press) +44-208-882-0499